EXHIBIT 99.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of May 16, 2008, by and between Vertical Branding, Inc., a Delaware corporation (the “Company”), and Daniel McCleerey (“Executive”).

WHEREAS, the Company currently employs Executive as Vice President of Finance pursuant to that certain offer letter dated March 28, 2008 (the “Offer Letter”);

WHEREAS, the Offer Letter contemplates Executive’s employment by the Company in the capacity of Chief Financial Officer beginning on or about May 16, 2008, pursuant to an employment agreement incorporating the terms outlined in the Offer Letter;

WHEREAS, Executive and Company now wish to enter into such employment agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Term of Employment.  Executive’s employment under this Agreement shall commence May 16, 2008, and, notwithstanding anything herein to the contrary, shall be terminable at will by Executive or the Company at any time and for any reason not prohibited by applicable law, subject only to the provisions of Section 3(g) below.

2. Position and Duties.  The Company shall employ Executive as its Chief Financial Officer (“CFO”), and Executive shall report to the Company’s Chief Executive Officer (“CEO”).  Executive’s duties shall be those customarily associated with the role of Chief Financial Officer of similarly situated, publicly-traded companies of comparable size and business as the Company, as well as those assigned to Executive from time to time by the CEO and/or the Company’s Board of Directors provided not inconsistent with the foregoing.  Executive agrees during the term of employment with the Company to commit substantially all of Executive’s working time, attention and efforts to the position on a full-time basis and to observe all Company policies applicable to senior executives of the Company.  This Agreement is personal to Executive and Executive may not assign or delegate rights or obligations hereunder without the written consent of the Company.

3. Compensation and Benefits.  In consideration of Executive’s services to the Company, Executive shall receive the compensation and benefits described below.

(a) Base Salary.  The Company shall pay Executive an annual base salary at the rate of one hundred eighty-five thousand dollars ($185,000) per year through October 20, 2008, and an annual base salary at the rate of one hundred ninety-five thousand dollars ($195,000) per year thereafter, all to be paid in installments according to the Company’s regular payroll policy and practices.  The Company shall withhold and deduct applicable federal and state income and employment and disability taxes from Executive’s base salary as required by applicable laws.  Executive shall be eligible for increases in base salary in connection with the Company’s annual executive compensation and performance review conducted by the Compensation Committee of the Board (the “Committee”), with such increases, if any, to be made in the discretion of the Committee and/or the Board.

(b) Annual Incentive Opportunity.  Executive shall be eligible to participate in an annual incentive plan established from year to year by the Committee and/or Board in its discretion and which may involve personal or Company performance criteria or some combination thereof.

(c) Long-Term Equity Incentive Compensation.  Executive shall, on May 19, 2008, (the “Grant Date”) be issued (i) an option to purchase 125,000 shares of the common stock of the Company at market price on the Grant Date (the “Option”), and (ii) a restricted stock award in the amount of 75,000 shares (the “RSA”).  The Option and the RSA will be granted under and pursuant to the Company’s 2006 Stock Awards Plan, will vest quarterly over a period of three (3) years from the Grant Date, and will include the terms and conditions embodied in the Company’s standard agreements memorializing such awards.  Additional equity incentive compensation, if any, may be awarded at such times and in such form as determined in the discretion of the Committee and/or the Board.

(d) Benefits.  As a senior executive employee of the Company, Executive shall be eligible to participate in (i) each benefit plan sponsored or maintained by the Company and made available generally to its senior executives, including group life, hospitalization, medical (for Executive and one (1) dependent), dental, health, accident or disability insurance or similar plan or program of the Company, if any, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior executives, whether now existing or established hereafter, and in each instance subject to the terms and conditions of any such plans and to applicable policies of the Company and laws and regulations now or hereafter in effect.

(e) Vacation.  Executive shall be entitled to accrue up to three (3) weeks of paid vacation each year of employment on the same basis as the other senior executives of the Company and in accordance with the terms and conditions of the generally applicable vacation policies of the Company.

(f) COBRA Allowance.  Through July 2008, or such earlier time as Executive may become eligible for coverage under the Company’s health insurance plan, the Company will reimburse, up to a maximum of $1,000 per month less applicable withholding and other payroll deductions, the cost of any COBRA payments made by Executive to continue health coverage under the plan provided by Executive’s previous employer.

(g) Termination Benefits.

(1) Standard Termination Payments.  Upon termination of Executive’s employment by the Company or by Executive for any reason, Executive shall be entitled to payment of accrued but unpaid salary and vacation through the date of termination (the “Standard Termination Payments”).

(2) Payment of Annual Incentive Compensation Under Certain Circumstances.  In the event of termination of Executive’s employment by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability (as such terms are defined in Section 3(h) below), and provided such termination occurs after the end of a period to which annual incentive compensation contemplated under Section 3(b) is applicable, but before the earned portion (if any) of such compensation has been paid, then the annual incentive compensation that would have been payable to Executive for such period shall be paid to Executive (or Executive’s estate if applicable) at the time such payment would otherwise have been made.

(3) Payment of Severance Under Certain Circumstances.  In the event that Executive’s employment is terminated on or after October 21, 2008, and prior to March 31, 2010 (such period of time referred to hereafter as the “Severance Term”), by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, then Executive (or Executive’s estate if applicable), in addition to the Standard Termination Payments, and provided that Executive (unless Executive is deceased) executes an effective general release of claims in a form acceptable to the Company (the “Release”), shall be entitled to payment of an amount equal to Executive’s then-current Base Salary for a period of three (3) months, less applicable withholding or deductions authorized by Executive or required by law (“Severance”).  Severance shall be paid in equal bi-monthly installments over a period of three (3) months from the date of execution of the Release.

(h) Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “Cause” shall mean:

(i) Executive’s refusal or failure (other than due to Disability) to materially comply with any directive of the Company’s CEO or Board of Directors that is not inconsistent with Executive’s position and responsibilities and that is otherwise lawful, subject to notice and a reasonable cure period to the extent curable;

(ii) Executive’s gross neglect, willful malfeasance or willful misconduct in connection with his employment hereunder and which could reasonably be expected to result in a material adverse effect on the business of the Company;

(iii) Executive’s willful and material violation of any Company policy or code of conduct applicable to executives and/or employees of the Company generally;

(iv) Executive’s engagement in any activity that is a conflict of interest or competitive with the Company, other than any action not taken in bad faith and which is promptly remedied by Executive upon notice by the Company;

(v) Executive’s engagement in any act of fraud or dishonesty against the Company or any material breach of federal or state securities or commodities laws or regulations;

(vi) Executive’s engagement in any act of assault or other act of violence in the workplace;

(vii) Executive’s harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment; or

(viii) Executive’s conviction of, or guilty plea or plea of nolo contendre to, any felony charge.

(2) “Disability” shall mean that Executive is incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) three (3) consecutive months or (ii) an aggregate of five (5) months (whether or not consecutive) in any twelve month period.  Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld.  Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

(3) “Good Reason” shall mean any one of the following without Executive’s consent:

(i) requirement that Executive report to work more than 60 miles from the Company’s existing corporate offices (not including normal business travel required of Executive’s position);

(ii) a reduction in Executive’s base salary or benefits (unless, in the case of a reduction in benefits only, such reduction in benefits applies to all officers of the Company);

(iii) a material breach by the Company of its obligations hereunder which is not cured within thirty (30) days following written notice to the Company by Executive; or

(iv) any failure by a successor to the Company to assume and agree to perform the Company’s obligations hereunder.

4. Employment and Post Termination Covenants. By accepting the terms of this Agreement, and as a condition for the termination payments and benefits contemplated by Section 3(g)(2), Executive hereby agrees to the following covenants, in addition to any obligations Executive may have by law, and makes the following representations.

(a) Confidentiality. Executive acknowledges that, in connection with Executive’s employment by the Company, Executive will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property, and similar information of third parties with respect to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of Executive’s actions in violation of this Agreement; (ii) is or becomes available to Executive from a source (other than the Company) that Executive reasonably believe is not prohibited from disclosing such information to Executive by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) Executive is obligated to disclose as a result of a court order or pursuant to governmental action or proceeding, provided that Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. Executive covenants and agrees that, both during and after the term of Executive’s employment with the Company, Executive will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing Executive’s duties hereunder) or use any Confidential Information for Executive’s own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. Executive agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by Executive in the course of Executive’s employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by Executive shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, Executive hereby sells and assigns all right, title and interest in and to all such Intellectual Property to the Company, and Executive covenants and agrees to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Executive’s obligation under this Section 4(b) to assign to the Company inventions created or conceived by Executive shall not apply to an invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (1) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (2) do not or did not result from any work performed by Executive for the Company.

 (c) Non-Solicitation. Executive agrees for a period of not less than six (6) months following the last receipt of any payments under this Agreement that Executive shall not solicit the services or employment of the employees of the Company and Executive shall not divert clients or customers of the Company to the disadvantage of the Company; provided that general advertisements not specifically directed at employees of the Company shall not constitute solicitation for purposes of this clause (c).

(d) Non-Competition. Executive agrees not to compete directly or indirectly as a principal, partner, shareholder, limited liability company member, agent, officer, director, employee, consultant or in any other capacity, with any current or future business of the Company during the period of Executive’s employment with the Company and during the post-employment period during which Executive is being paid compensation by the Company; provided that this clause (d) shall not prohibit Executive from acquiring securities representing less than 5% of the voting interests of any entity (so long as Executive is not involved in the management of such entity).

(e) Authorization To Work for the Company. Executive represents that Executive is legally authorized to work in the United States and that Executive’s employment with the Company shall not constitute a violation of any contractual or other legal obligation Executive may have to another entity or employer.

5. Business Expenses. Executive shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by Executive in the performance of Executive’s duties and activities associated with promoting or maintaining the business of the Company. The reimbursement of expenses described in this paragraph shall be subject to and made in accordance with the Company’s existing or subsequently adopted policies concerning same.

6. Return Of Company Property. Upon termination of Executive’s employment, or as earlier requested by the Company, Executive agrees to promptly return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). Executive agrees to conduct a good faith and diligent search of Executive’s belongings in advance of the aforementioned deadline to ensure Executive’s compliance with the provisions of this Section 6.

7. Binding on Successors. This Agreement shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes Executive’s employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this Agreement.

8. Arbitration.

Executive agrees that any future disputes between Executive and the Company (the “parties”) including but not limited to disputes arising out of or related to this Agreement and Executive’s employment, shall be resolved by binding arbitration except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section 8(g) below specifically allows a different remedy.

(a) The complainant shall provide the other party a written statement of the claim identifying any supporting witnesses or documents and the relief requested.

(b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration according to the California Code of Civil Procedure, including the provisions of Section 1283.05, pertaining to discovery.

(d) The arbitrator shall have the authority to determine whether the conduct complained of in section 8(a) violates the complainant’s rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement.

(e) The Company shall bear the costs of the arbitration. If the Company prevails, Executive shall pay any litigation costs of the Company to the same extent as if the matter had been heard in a court of general jurisdiction. Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(f) Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in sections (a) and (b) above.

 (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h) The arbitration shall be held in the city of Los Angeles, California, unless the parties mutually agree to a different location for the arbitration.

9. Miscellaneous.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to the terms and conditions of Executive’s employment with the Company and Executive’s anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements, including the Offer Letter, concerning Executive’s rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) Subject to the mandatory arbitration provided in Section 8 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the Superior Court of the County of Los Angeles or the U.S. District Court for the Central District of California.

(c) This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(d) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile signatures shall be deemed as effective as original signatures.

(e) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

VERTICAL BRANDING, INC.

By:

Title:

EXECUTIVE

By:
Daniel McCleerey